UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   Kent E. Searl
   1401 Walnut Street, Suite 540
   Boulder, Colorado  80302

2. Issuer Name and Ticker or Trading Symbol
   Pro-Dex, Inc./ PDEX

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for (Month/Year)
   9/99

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director () 10% Owner (X) Officer (give title below)
   () Other (specify below)

   Chairman/CEO/Acting President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
______________________________________________________________________________
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
______________________________________________________________________________
1.Title of Security  |2.Trans-|3.Trans-|4.Securities Acquired (A)|5.Amount of
  (Instruction 3)    |action  |action  |or Disposed of (D)       |Securities
                     |Date    |Code    |(Instr. 3, 4 and 5)      |Beneficially
                     |        |(Instr. |                         |Owned at end
                     |(Month/ | 8)     |                         |of Issuer's
                     | Day/   |        |_________________________|Fiscal Year
                     | Year)  |        | Amount |(A)or(D)|  Price|(Instr. 3&4)
_____________________|________|________|________|________|_______|____________
Pro-Dex, Inc.        |        |   |    |        |        |       |
Common Stock         |        |   |    |        |        |       |  407,200
_____________________|________|___|____|________|________|_______|____________
Pro-Dex, Inc.        |        |   |    |        |        |       |
Common Stock         |        |   |    |        |        |       |  250,000
_____________________|________|___|____|________|________|_______|____________
                     |        |   |    |        |        |       |
_____________________|________|___|____|________|________|_______|____________

____________________________________________________________
6.Ownership Form:   |7.Nature of
  Direct (D) or     |  Indirect Beneficial
  Indirect (I)      |  Ownership
  (Instr. 4)        |  (Instr. 4)
____________________|_______________________________________
         D          |
____________________|_______________________________________
         I          |By Professional Sales
                    |Associates, Inc.
____________________|_______________________________________
                    |
____________________|_______________________________________

______________________________________________________________________________
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
______________________________________________________________________________
1.Title of Derivative|2.Con- |3.Trans-|4.Trans-|5.Number of|6.Date Exercis-Security (Instr. 3) |version |action |action |Derivative |able and Expira-
                     |or Exer-|Date    |Code    |Securities |tion Date
                     |cise    |(Month/ |(Instr. |Acquired(A)|(Month/Day/Year)
                     |Price of| Day/   | 8)     |or Disposed|
                     |Deriva- | Year)  |        |of (D)     |
                     |tive    |        |        |(Instr. 3, |
                     |Security|        |        | 4, and 5) |
                     |        |        |        |           |
                     |        |        |        |___________|_________________
                     |        |        |        | (A) | (D) |Date    |Expira-
                     |        |        |        |     |     |Exercis-|tion
                     |        |        |        |     |     |able    |Date
_____________________|________|________|________|_____|_____|_________________
Option to Acquire    |        |        |        |     |     |        |
Pro-Dex, Inc.        |        |        |        |     |     |        |
Common Stock*        |  2.13  |11/21/95|   A    |     |     |11/21/95|11/21/05
_____________________|________|________|________|_____|_____|________|________
Option to Acquire    |        |        |        |     |     |        |
Pro-Dex, Inc.        |        |        |        |     |     |        |
Common Stock*        |  2.50  | 4/7/95 |   A    |     |     | 4/7/95 | 4/7/05
_____________________|________|________|________|_____|_____|________|________
Option to Acquire    |        |        |        |     |     |        |
Pro-Dex, Inc.        |        |        |        |     |     |        |
Common Stock*        |  2.435 |5/27/94 |   A    |     |     |5/27/94 |5/27/04
_____________________|________|________|________|_____|_____|________|________
Option to Acquire    |        |        |        |     |     |        |
Pro-Dex, Inc.        |        |        |        |     |     |        |
Common Stock*        |  1.75  |12/31/93|   A    |     |     |12/31/93|12/31/03
_____________________|________|________|________|_____|_____|________|________
                     |        |        |        |     |     |        |
_____________________|________|________|________|_____|_____|________|________
Series A Convertible |        |        |        |     |     |        |
Preferred Stock**    |        |        |        |     |     |   **   |   **
_____________________|________|________|________|_____|_____|________|________
Series A Convertible |        |        |        |     |     |        |
Preferred Stock**    |        |        |        |     |     |   **   |   **
_____________________|________|________|________|_____|_____|________|________
                     |        |        |        |           |        |
_____________________|________|________|________|___________|________|________

______________________________________________________________________________
7.Title and         |8.Price of |9.Number of  |10.Ownership Form |11.Nature of
amount of           |Derivative |Derivative   |of Derivative     |Indirect
Underlying          |Security   |Securities,  |Security:         |Beneficial
Securities          |(Instr. 5) |Beneficially |Direct (D) or     |Ownership
                    |           |Owned at End |Indirect (I)      |(Instr. 4)
                    |           |of Year      |(Instr. 4)        |
____________________|           |(Instr. 4)   |                  |
   Title  |Amount or|           |             |                  |
          |Number of|           |             |                  |
          |Shares   |           |             |                  |
__________|_________|___________|_____________|__________________|____________
  Common  | 100,000 |   2.13    |             |        D         |
__________|_________|___________|_____________|__________________|____________
  Common  |  50,000 |   2.50    |             |        D         |
__________|_________|___________|_____________|__________________|____________
  Common  |   2,051 |   2.435   |             |        D         |
__________|_________|___________|_____________|__________________|____________
  Common  |  50,000 |   1.75    |   202,151   |        D         |
__________|_________|___________|_____________|__________________|____________
          |         |           |             |                  |
__________|_________|___________|_____________|__________________|____________
          | 58,229  |           |   58,229    |        I         |By PSA, Inc.
__________|_________|___________|_____________|__________________|____________
          | 19,900  |           |   19,900    |        D         |
__________|_________|___________|_____________|__________________|____________
          |         |           |             |                  |
__________|_________|___________|_____________|__________________|____________

Explanation of Responses:

*The options will expire, if not exercised, 90 days after the Optionee ceases to act as a Director.

**Convertible share per share at any time at the option of the holder.

SIGNATURE OF REPORTING PERSON
/s/ Kent E. Searl

DATE
10/22/99